Exhibit 99.1

VSee Health, Health Tech Without Borders, and iDocta Expand Clinton Global Initiative Telehealth Pilots in Conflict-affected Regions of Africa

SAN JOSE, Calif. -- November 19, 2024 -- VSee Health, Inc. (Nasdaq: VSEE), a provider of comprehensive digital health services for the rapid and scalable development of secure, customized telehealth workflow streams; Health Tech Without Borders (HTWB) a global non-profit providing digital health interventions in humanitarian crises; and iDocta, a medical digitization company, are expanding the Project VITAL Africa telehealth pilots - a commitment made at the Clinton Global Initiative 2023 Annual Meeting in September 2023 - to strengthen health systems and promote equitable health in Cameroon through sustainable training, telehealth, and innovative technology.

Dr. Milton Chen, Co-CEO of VSee Health said, "VSee Health from its beginning has been focused on designing secure, robust, and scalable technology that impacts our society. The successful use of our customizable platform to provide healthcare access in war-torn and remote parts of Africa demonstrates exactly what our technology was built to do. We're proud to take part in this Clinton Global Initiative commitment and to support HTWB and iDocta in a meaningful way."

Mary Showstark, HTWB Chief Liaison Officer stated, "We feel fortunate to have partnered with VSee Health on multiple humanitarian projects. Its telehealth platform has proven to be reliable, adaptable, and quick to set up, especially for life and death situations. It makes it possible for us to do what we do: provide immediate access to care in disasters and emergencies."

"We are excited with the progress we have made with Project VITAL," said Yap Boum, iDocta founder. "We look forward to this next phase of our work in Cameroon, building sustainability with local expertise and expanding telemedicine services to more locations that are in desperate need of healthcare access."

Conflict-affected regions like Cameroon and the Sahel region bordering the Sahara Desert are home to over 30 million people needing humanitarian and mental health support, and who face the world's highest maternal mortality rates. These challenges are compounded by climate change, leading to extreme heat, droughts, and agricultural degradation, alongside ongoing security concerns. As a result, displaced populations suffer from increasingly inadequate access to healthcare.

In response, Project VITAL ( Virtual International Telehealth and Leadership) in Africa seeks to establish a sustainable, culturally sensitive telehealth program in these areas, built on the pillars of sustainability, safety, and security.

In a closely coordinated effort, Health Tech Without Borders, iDocta, and VSee Health, in early 2024, launched two telehealth pilot programs utilizing the VSee Health telehealth platform in Cameroon's capital city of Yaounde, yielding valuable insights for further development.

The team is now expanding to include additional clinicians and technical experts, enhancing services such as telehealth, home visits, and pharmacy requests. Following Project VITAL's sustainability commitment, it is partnering with Sand Technologies, ALX Africa, and African Leadership University (ALU) to bring in local programmers and coders to manage and maintain the platform.

Following the pilot, efforts will focus on overcoming barriers in remote areas by expanding to remote North/Northwest regions, addressing legal, financial, technological, and cultural barriers.

Project VITAL emphasizes sustainable partnerships and equity principles to improve healthcare access and empower communities in these vulnerable regions. Its other commitment partners include Boston Medical Center, Central Africa Republic, Institut Pasteur de Bangui, Massachusetts General Hospital Center for Global Health, Medical Device "Plug-and-Play" (MD PnP), Reach Out NGO, The FutureList global innovation scouts, Stanford University - Stanford Medicine, and Yale Institute for Global Health (YIGH).

About VSee Health

VSee Health's AI telehealth platform is the fastest way for enterprises to go from ideation to market go-live. Field-hardened on over 1.5M HIPAA-compliant video encounters every month, its customizable telehealth building blocks each meet stringent government security standards, and are ready to scale. VSee Health has traveled for field deployments to over 50 countries such as Iraq, Syria, Marshall Islands and El Salvador. Its clients include NASA Space Station, US Department of Health and Human Services, McKesson, Magellan, DaVita, GE, countless startups, and the entire country of Qatar.

VSee Health also provides tailored solutions for critical shortage areas such as critical care and teleradiology. It is committed to empowering high quality healthcare access and reducing physician burnout and workforce shortages through its telehealth technology. Visit vseehealth.com .

About Health Tech Without Borders

Health Tech Without Borders (HTWB) is a global non-profit organization that supports local communities affected by sudden humanitarian emergencies via digital tools. As an innovation hub, HTWB collaborates with international public and private partners to provide access to care and health education to those afflicted by conflict and climate change. HTWB focuses on supporting any person affected by humanitarian disasters while remaining non-sectarian and apolitical. Learn more at htwb.org

About iDocta

iDocta is a social innovation company specializing in the digitalization of medical services and the digital transformation of the health system in Cameroon and Africa. The goal of iDocta is to create a digital platform that will first bring together all the expertise in the field of medicine in Africa and its diaspora and serve as a bridge to traditional medicine. Our goal is to create the most prominent virtual clinic in Africa to ensure no one is left behind. Follow facebook.com/IDocta/

About the Clinton Global Initiative (CGI)

Founded by President Bill Clinton in 2005, the Clinton Global Initiative is a community of doers representing a broad cross section of society and dedicated to the idea that we can accomplish more together than we can apart. Through CGI's unique model, more than 10,000 organizations have launched more than 4,000 Commitments to Action - new, specific, and measurable projects and programs - that are making a difference in the lives of more than 500 million people in 180 countries.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as "believes," "expects," "intends," "plans," "estimates," "assumes," "may," "should," "will," "seeks," or other similar expressions. Such statements may include, but are not limited to, statements regarding the Company's ability to regain compliance with Nasdaq's listing rules within the required timeframe. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly, including those risks set forth in the Company's most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and other documents filed with the SEC. Copies of such filings are available on the SEC's website at www.sec.gov. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Contacts

Media Contact:

VSee Health

Anne Chang

+1 (626) 513-1824

media@vsee.com

HTWB

Jarone Lee, MD, MPH

+1 (857) 201-0550

jarone.lee@htwb.org

iDocta

Yap Boum II

+237 6952 76842

yap.boum2@gmail.com

Investor Contact:

Dave Gentry

RedChip Companies

+1 (407) 644-4256

VSEE@redchip.com